EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Blake Stowell
The SCO Group, Inc.
bstowell@sco.com
Tel:  (801) 932-5703
www.sco.com

The SCO Group Announces Fourth Quarter and Fiscal 2006 Results

LINDON, Utah — Jan. 17, 2007 ― The SCO Group, Inc. (Nasdaq: SCOX), a leading provider of UNIX® software technology and mobile services, today reported results for its fourth quarter and fiscal year ended October 31, 2006.

Revenue for the fourth quarter of fiscal year 2006 was $7,349,000as compared to $8,528,000for the comparable quarter of the prior year. The net loss for the fourth quarter of fiscal year 2006 was $(3,743,000), or $(0.18) per diluted common share, as compared to a net loss of $(3,431,000), or $(0.19) per diluted common share, for the comparable quarter of the prior year. The decrease in revenue was primarily attributable to continued competitive pressures on the Company’s UNIX products and services.

“Even though competition is strong and continues to impact our revenue and operating results, we are continuing to develop and promote our UNIX solutions and mobile services strategy, as we believe that the market, as well as the benefits to our customers and partners, are significant,” said Darl McBride, president and CEO of The SCO Group. “During the fourth quarter we made adjustments to our operating model and eliminated certain costs.  We believe these cost adjustments will allow the UNIX business to return to generating positive cash flow for the 2007 fiscal year.  The Company continues to make progress in the development of its Me Inc. mobile services platform and applications. We remain committed to our UNIX business, introducing new mobile services to the marketplace and defending our intellectual property through the legal system.”

Revenue for the year ended October 31, 2006 was $29,239,000 as compared to $36,004,000 for the year ended October 31, 2005. The net loss for the year ended October 31, 2006 was $(16,598,000), or $(0.80) per diluted common share, as compared to a net loss of $(10,726,000), or $(0.60) per diluted common share, for the year ended October 31, 2005.

Legal and other expenses incurred in connection with the Company’s litigation were $2,220,000 for the fourth quarter of fiscal year 2006, which was down from costs of $3,380,000 for the comparable quarter of the prior year and down from costs of $2,315,000 for the third quarter of fiscal year 2006. Because of the unique and unpredictable nature of this litigation, the occurrence and timing of litigation-related expenses is difficult to predict, and will be difficult to predict in the future.  While we expect to continue to incur legal costs and expenses related to our ongoing litigation during the 2007 fiscal year, our expectation is that those costs and expenses will be less than they were for the 2006 fiscal year.

Cash and cash equivalents, available-for-sale marketable securities and restricted cash to be used for certain legal expenses totaled $12,664,000 as of October 31, 2006, compared to $13,312,000 as of October 31, 2005.

The Company’s Business

During the fourth quarter of fiscal year 2006, the Company introduced an upgraded version of SCOoffice Server designed for SCO OpenServer 6 and UnixWare 7.1.4.  The Company also began shipping SCO HA Clusters, a high availability solution for SCO OpenServer 6 customers that assures the constant availability of applications and data to the customer in the event of a hardware or software failure.

During the past year, the Company has developed a number of Me Inc. mobile services for use on a variety of industry smart phones for business and personal use. These mobile services are made possible through the Me Inc. Mobility Server, which is the back-end server technology based on the Company’s UNIX technology, that does much of the heavy lifting to make mobile phones substantially more powerful and useful. Combining these mobile services with the Company’s Me Inc. Mobility Server gives users a richer mobile experience and greater mobile capabilities than they would otherwise have.

During the quarter, the Company announced that it had entered into a strategic business partnership to develop, market, merchandise, and support a suite of Day-Timers branded mobile solutions for business and personal productivity. The Company is continuing development on the Day-Timers solution, and expects to begin shipping the solution during the second calendar quarter of 2007.

Conference Call

As previously announced, The SCO Group will host a conference call at 5:00 p.m. EST today, January 17, 2007, to discuss the fourth quarter and fiscal year 2006 results. To participate in the teleconference, please call toll free 1-888-343-2169 or use the toll number 1-212-346-6594; confirmation code: 21322180, approximately ten minutes prior to the time stated above. A listen-only Webcast of the call will be broadcast live with a replay available the following day. The Webcast and replay may be accessed from http://ir.sco.com/events.cfm.

Forward-Looking Statements

The statements contained in this press release regarding (i) our belief that cost adjustments will allow the UNIX business to return to generating positive cash flow for the 2007 fiscal year, (ii) our belief that the benefits and market for our UNIX solutions and mobile services are significant and our progress in the development of Me Inc. mobile services and development platform, (iii) our commitment to our UNIX business (iv) our expectation that our legal costs will be less in fiscal 2007 than in fiscal 2006, and (v) our expectation that we will be able to develop, market, merchandise, and support a suite of Day-Timers branded mobile solutions for business and personal productivity and that such solutions will begin shipping during the second calendar quarter of 2007 and other statements that are not historical facts are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, continued competitive pressure on the Company’s operating system products which could impact the Company’s results of operations, adverse developments in and increased or unforeseen legal costs related to the Company’s litigation, the inability to devote sufficient resources to the development and marketing of the Company’s products, including the Me Inc. mobile services and development platform, and the possibility that companies with whom the Company has formed partnerships will decide to terminate, or reduce the resources devoted to, their partnership with the Company. These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in the Company’s periodic and current filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended October 31, 2005, and its subsequent Forms 10-Q and Forms 10-K. These forward-looking statements speak only as of the date on which such statements are made, and The SCO Group undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

About The SCO Group

The SCO Group (NASDAQ: SCOX) is a leading provider of UNIX software technology and mobile services, offering SCO OpenServer for small to medium business, UnixWare for enterprise applications, and Me Inc. for mobile services. SCO’s highly innovative and reliable solutions help millions of customers grow their businesses everyday, from SCO OpenServer on main street to UnixWare on Wall Street, and beyond. SCO owns the core UNIX operating system, originally developed by AT&T/Bell Labs and is the exclusive licensor to UNIX-based system software providers.

Headquartered in Lindon, Utah, SCO has a worldwide network of thousands of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

SCO, SCO OpenServer, Me Inc. and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX and UnixWare are registered trademarks of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

The SCO Group Announces Fourth Quarter and Fiscal 2006 Results

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	October 31,	October 31,
	2006	2005
Assets:
Cash and cash equivalents	$5,369	$4,272
Restricted cash	8,024	5,690
Available-for-sale marketable securities	2,249	6,165
Accounts receivable, net	5,123	6,343
Other	1,514	2,454
Total current assets	22,279	24,924
Property and equipment, net	608	578
Intangibles, net	—	2,707
Other	522	739
Total assets	$23,409	$28,948

Liabilities:
Accounts payable	$2,338	$2,197
Accrued payroll and other expenses	5,566	5,774
Deferred revenue	2,994	3,841
Other	4,237	4,443
Total current liabilities	15,135	16,255
Long-term liabilities	192	338
Common stock subject to rescission	—	1,018
Stockholders’ equity	8,082	11,337
Total liabilities and stockholders’ equity	$23,409	$28,948

The SCO Group Announces Fourth Quarter and Fiscal 2006 Results

Condensed Consolidated Statement of Operations Data

(unaudited, in thousands, except per share data)

	Three Months Ended October 31,		Year Ended October 31,
	2006	2005	2006	2005

Products revenue	$6,159	$7,095	$24,063	$30,190
SCOsource licensing revenue	21	34	116	166
Services revenue	1,169	1,399	5,060	5,648
Total revenue	7,349	8,528	29,239	36,004
Cost of products revenue	505	642	2,064	2,544
Cost of SCOsource licensing revenue	2,220	3,380	12,307	12,847
Cost of services revenue	820	727	2,832	2,922
Total cost of revenue	3,545	4,749	17,203	18,313
Gross margin	3,804	3,779	12,036	17,691
Operating expenses:
Sales and marketing	3,393	2,985	12,049	11,834
Research and development	2,259	2,192	8,045	8,337
General and administrative	1,789	1,601	6,928	7,047
Amortization of intangibles	593	593	2,371	2,372
Total operating expenses	8,034	7,371	29,393	29,590
Loss from operations	(4,230)	(3,592)	(17,357)	(11,899)
Equity in income (loss) of affiliate	99	(4)	91	47
Other income, net	171	117	759	1,399
Loss before benefit (provision) for income taxes	(3,960)	(3,479)	(16,507)	(10,453)
Benefit (provision) for income taxes	217	48	(91)	(273)
Net loss	$(3,743)	$(3,431)	$(16,598)	$(10,726)
Basic and diluted net loss per common share	$(0.18)	$(0.19)	$(0.80)	$(0.60)
Weighted average basic and diluted common shares outstanding	21,094	18,038	20,802	17,924